Exhibit 23.1

Independent Auditors’ Consent

We consent to the inclusion and use in the Annual Report on form 10-KSB of Recom Managed Systems, Inc. (a development stage enterprise) for the year ended December 31, 2003 of our report dated January 30, 2004 appearing in that Annual Report.

/s/ Stonefield Josephson, Inc.	Certified Public Accountants

Santa Monica, California
February 9, 2004